Exhibit 99.1

     Bank of the Ozarks, Inc. Announces Second Quarter Earnings


   LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 13, 2006--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the quarter ended June 30, 2006 was $7,931,000, a 2.8% increase over net income of $7,713,000 for the second quarter of 2005, but down from $8,397,000 for the first quarter of 2006. Diluted earnings per share were $0.47 for the second quarter of 2006, an increase of 2.2% from $0.46 in the second quarter of 2005, but down from $0.50 for the first quarter of 2006.
   For the six months ended June 30, 2006, net income totaled $16,328,000, an 8.6% increase over net income of $15,035,000 for the first six months of 2005. Diluted earnings per share for the first six months of 2006 were $0.97, compared to $0.90 for the first six months of 2005, an increase of 7.8%
   The Company's annualized returns on average assets and average stockholders' equity for the second quarter of 2006 were 1.37% and 21.13%, respectively, compared with 1.66% and 23.07%, respectively, for the second quarter of 2005. Annualized returns on average assets and average stockholders' equity for the six months ended June 30, 2006 were 1.46% and 21.72%, respectively, compared with 1.67% and 23.37%, respectively, for the six months ended June 30, 2005.
   Loans and leases were $1.55 billion at June 30, 2006 compared to $1.22 billion at June 30, 2005, an increase of 27.2%. Second quarter 2006 loan and lease growth totaled $130 million and was the Company's largest ever quarterly loan and lease growth. Deposits were $1.82 billion at June 30, 2006 compared to $1.47 billion at June 30, 2005, an increase of 24.0%. Total assets were $2.42 billion at June 30, 2006, a 27.2% increase from $1.90 billion at June 30, 2005.
   Stockholders' equity was $150 million at June 30, 2006 compared to $140 million at June 30, 2005, an increase of 7.1%. Book value per share was $8.95 at June 30, 2006 compared to $8.40 at June 30, 2005, a 6.5% increase, but down from $9.15 at March 31, 2006. Changes in stockholders' equity and book value per share reflect earnings, dividends paid, exercise of stock options and changes in unrealized gains and losses on investment securities available for sale. The Company's ratio of common equity to assets was 6.18% as of June 30, 2006 compared to 7.34% as of June 30, 2005, and its ratio of tangible common equity to tangible assets was 5.94% as of June 30, 2006 compared to 7.03% as of June 30, 2005.
   In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, "During the second quarter we continued to pursue previously announced initiatives as part of our plans for long-term growth. These initiatives have resulted in increases in both overhead and interest expense in 2006, but they have also resulted in strong growth in loans, leases and deposits and contributed to our achievement of record net interest and service charge income and good growth in trust and mortgage income in the second quarter. While the cost of these initiatives has impacted 2006 earnings, we believe they will result in meaningful future balance sheet and income growth."

   NET INTEREST INCOME

   Net interest income for the second quarter of 2006 increased 7.0% to a record $17,985,000 compared to $16,811,000 for the second quarter of 2005. Net interest margin, on a fully taxable equivalent basis, was 3.61% in the second quarter of 2006, a decrease of 61 basis points from 4.22% in the second quarter of 2005 and a decrease of 23 basis points from the first quarter of 2006.
   Net interest income for the six months ended June 30, 2006 increased 6.5% to $35,423,000 compared to $33,271,000 for the six months ended June 30, 2005. The Company's net interest margin for the first half of 2006 was 3.72%, a decrease of 56 basis points from 4.28% in the first half of 2005.
   Mr. Gleason stated, "As expected, second quarter 2006 net interest income was a record as strong growth in earning assets, primarily loans and leases, more than offset our decline in net interest margin. The relatively flat yield curve between short-term and long-term rates, a challenging competitive environment for pricing both loans and deposits and our early 2006 decision to more aggressively price a number of deposit products contributed to the decline in net interest margin. Our move to more aggressive pricing in 2006, in the midst of an already challenging margin environment, has put pressure on earnings. However, we believe the additions of new customers we have achieved and expect to achieve will justify our decision."

   NON-INTEREST INCOME

   Non-interest income for the second quarter of 2006 was $4,954,000 compared with $4,913,000 for the second quarter of 2005, a 0.8% increase. Non-interest income for the six months ended June 30, 2006 was $11,118,000 compared to $9,284,000 for the six months ended June 30, 2005, a 19.8% increase.
   Second quarter 2006 income from service charges on deposit accounts was a record $2,587,000, an increase of 0.9% from $2,564,000 in the second quarter of 2005. Mortgage lending income increased 9.4% to $779,000 in the second quarter of 2006 compared to $712,000 in the second quarter of 2005. Trust income for the quarter just ended was $478,000, an increase of 21.3% from $394,000 in the second quarter of 2005. Net gains from sales of investment securities and other assets were $38,000 in the second quarter of 2006 compared to $335,000 in the second quarter of 2005.

   NON-INTEREST EXPENSE

   Non-interest expense for the second quarter of 2006 was $11,017,000 compared with $10,008,000 for the second quarter of 2005, an increase of 10.1%, but down slightly from $11,160,000 in the first quarter of 2006. The Company's efficiency ratio for the quarter ended June 30, 2006 was 45.8% compared to 43.9% for the second quarter of 2005. Non-interest expense for the first six months of 2006 was $22,177,000 compared with $19,504,000 for the first six months of 2005, an increase of 13.7%. The Company's efficiency ratio for the first six months of 2006 was 45.2% compared to 43.9% for the first six months of 2005.
   During the first half of 2006, the Company opened three new banking offices including its new Northwest Division headquarters which opened in Bentonville in the second quarter. The Company has also added staff for offices to be opened later in 2006. In addition, the Company has added staff in existing offices and in various corporate positions as part of its previously announced plans to accelerate growth in many existing offices and to build the personnel infrastructure necessary to support future growth. Mr. Gleason again stated, "The current yield curve and competitive conditions do not provide the ideal environment in which to pursue major growth initiatives. However, considering the opportunities in the markets we plan to enter in 2006 and future years, the financial and competitive position we presently enjoy and the talent now available to us, we believe it is in the best long-term interests of our shareholders to aggressively pursue a number of initiatives intended to contribute to our future growth and expansion."
   The Company expects to continue its growth and de novo branching strategy. Including the three offices opened in the first half of 2006, it currently plans to open a total of approximately 12 new banking offices in 2006. While adding these offices will increase non-interest expense, the Company believes these offices are important elements of its plans for future growth.

   ASSET QUALITY, CHARGE-OFFS AND RESERVES

   Nonperforming loans and leases as a percent of total loans and leases were 0.18% as of June 30, 2006 matching the Company's record for this ratio. This compares to 0.26% as of June 30, 2005. Nonperforming assets as a percent of total assets were 0.13% as of June 30, 2006 also matching the Company's record for this ratio. This compares to 0.21% as of June 30, 2005. The Company's ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases, was 0.45% at both June 30, 2006 and June 30, 2005. The Company's annualized net charge-off ratio for the second quarter of 2006 was 0.09% compared to 0.06% for the second quarter of 2005. The Company's annualized net charge-off ratio was 0.09% for the first six months of 2006 compared to 0.07% for the first six months of 2005.
   The Company's allowance for loan and lease losses increased to $17.3 million at June 30, 2006, or 1.12% of total loans and leases, from $16.7 million, or 1.37% of total loans and leases, at June 30, 2005. The increase in the allowance for loan and lease losses since June 30, 2005 is a result of the growth in the Company's loan and lease portfolio. As of June 30, 2006, the Company's allowance for loan and lease losses equaled 623% of its total nonperforming loans and leases.

   GROWTH AND EXPANSION

   The three offices opened in the first half of 2006 and the approximately nine additional offices the Company expects to add in 2006 are intended to give the Company a presence in four important new markets. By year-end 2006 the Company expects to grow from its present four offices to eight banking offices in Benton and Washington counties in northwest Arkansas, the state's second and third largest counties in terms of bank deposits and among the state's fastest growing counties. In addition to the initial Hot Springs office opened in the first quarter, during 2006 the Company expects to open a second office in Hot Springs in Garland County, which is Arkansas' sixth largest county in terms of bank deposits. The Company also expects to expand from its current one office to three banking offices in the Texarkana market (both Bowie County, Texas and Miller County, Arkansas) and open its first permanent banking office in Frisco, Texas.
   Opening new offices and replacing existing temporary banking offices with permanent facilities is subject to availability of suitable sites, designing, constructing, equipping and staffing such offices, obtaining regulatory and other approvals and many other conditions and contingencies that the Company cannot predict with certainty.

   CONFERENCE CALL

   Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Friday, July 14, 2006. The call will be available live or in recorded version on the Company's website www.bankozarks.com under "Investor Relations" or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company's website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 2649861. The telephone playback will be available through July 31, 2006, and the website recording of the call will be available for 12 months.

   GENERAL

   This release contains forward looking statements regarding the Company's plans, expectations, goals and outlook for the future, including expectations for opening new offices, balance sheet and income growth, addition of new customers, and growth in deposits, loans and leases. Actual results may differ materially from those projected in such forward looking statements, due to, among other things, continued interest rate changes including changes in the shape of the yield curve, competitive factors, general economic conditions and their effects on the creditworthiness of borrowers, collateral values and the value of investment securities, the ability to attract new deposits, loans and leases, delays in identifying and acquiring satisfactory sites and building and opening new offices, delays in or inability to obtain required regulatory approvals, the ability to generate future revenue growth or to control future growth in non-interest expense, as well as other factors identified in this press release or in Management's Discussion and Analysis section and the description of certain Risk Factors contained in the Company's 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

   Bank of the Ozarks, Inc. trades on the NASDAQ Global Select Market under the symbol "OZRK". The Company owns a state-chartered subsidiary bank that conducts banking operations through 56 offices in 31 communities throughout northern, western and central Arkansas, three Texas banking offices, and loan production offices in Little Rock, Arkansas and Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811.
The Company's website is: www.bankozarks.com.


                       Bank of the Ozarks, Inc.
                 Selected Consolidated Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited

                                             Quarters Ended
                                                June 30,
                                   -----------------------------------
                                          2006        2005  % Change
                                     ----------  ---------- ----------
Income statement data:
-----------------------------------
 Net interest income                $   17,985  $   16,811        7.0%
 Provision for loan and lease
  losses                                   500         500          -
 Non-interest income                     4,954       4,913        0.8
 Non-interest expense                   11,017      10,008       10.1
 Net income                              7,931       7,713        2.8

Common stock data:
-----------------------------------
 Net income per share - diluted     $     0.47  $     0.46        2.2%
 Net income per share - basic             0.47        0.46        2.2
 Cash dividends per share                 0.10        0.09       11.1
 Book value per share                     8.95        8.40        6.5
 Diluted shares outstanding
  (thousands)                           16,808      16,770
 End of period shares outstanding
  (thousands)                           16,718      16,639

Balance sheet data at period end:
-----------------------------------
 Total assets                       $2,420,597  $1,902,603       27.2%
 Total loans and leases              1,553,893   1,221,840       27.2
 Allowance for loan and lease
  losses                                17,332      16,745        3.5
 Total investment securities           655,631     506,058       29.6
 Goodwill                                5,243       5,243          -
 Other intangibles - net of
  amortization                           1,028       1,290      (20.3)
 Total deposits                      1,818,628   1,466,541       24.0
 Repurchase agreements with
  customers                             55,230      24,306      127.2
 Other borrowings                      342,027     219,031       56.2
 Subordinated debentures                44,331      44,331          -
 Stockholders' equity                  149,610     139,746        7.1
 Loan and lease to deposit ratio         85.44%      83.31%

Selected ratios:
-----------------------------------
 Return on average assets (a)             1.37%       1.66%
 Return on average stockholders'
  equity (a)                             21.13       23.07
 Average equity to total average
  assets                                  6.47        7.19
 Net interest margin - FTE (a)            3.61        4.22
 Overhead ratio (a)                       1.90        2.15
 Efficiency ratio                        45.77       43.86
 Allowance for loan and lease
  losses to total loans and leases        1.12        1.37
 Nonperforming loans and leases to
  total loans and leases                  0.18        0.26
 Nonperforming assets to total
  assets                                  0.13        0.21
 Net charge-offs to average loans
  and leases (a)                          0.09        0.06

Other information:
-----------------------------------
 Non-accrual loans and leases       $    2,784  $    3,180
 Accruing loans and leases - 90
  days past due                              -           -
 ORE and repossessions                     391         727


                                             Six Months Ended
                                                 June 30,
                                    ----------------------------------
                                          2006        2005  % Change
                                     ----------  ---------- ----------
Income statement data:
-----------------------------------
 Net interest income                $   35,423  $   33,271        6.5%
 Provision for loan and lease
  losses                                 1,000       1,000          -
 Non-interest income                    11,118       9,284       19.8
 Non-interest expense                   22,177      19,504       13.7
 Net income                             16,328      15,035        8.6

Common stock data:
-----------------------------------
 Net income per share - diluted     $     0.97  $     0.90        7.8%
 Net income per share - basic             0.98        0.90        8.9
 Cash dividends per share                 0.20        0.17       17.6
 Book value per share                     8.95        8.40        6.5
 Diluted shares outstanding
  (thousands)                           16,802      16,752
 End of period shares outstanding
  (thousands)                           16,718      16,639

Balance sheet data at period end:
-----------------------------------
 Total assets                       $2,420,597  $1,902,603       27.2%
 Total loans and leases              1,553,893   1,221,840       27.2
 Allowance for loan and lease
  losses                                17,332      16,745        3.5
 Total investment securities           655,631     506,058       29.6
 Goodwill                                5,243       5,243          -
 Other intangibles - net of
  amortization                           1,028       1,290      (20.3)
 Total deposits                      1,818,628   1,466,541       24.0
 Repurchase agreements with
  customers                             55,230      24,306      127.2
 Other borrowings                      342,027     219,031       56.2
 Subordinated debentures                44,331      44,331          -
 Stockholders' equity                  149,610     139,746        7.1
 Loan and lease to deposit ratio         85.44%      83.31%

Selected ratios:
-----------------------------------
 Return on average assets (a)             1.46%       1.67%
 Return on average stockholders'
  equity (a)                             21.72       23.37
 Average equity to total average
  assets                                  6.74        7.15
 Net interest margin - FTE (a)            3.72        4.28
 Overhead ratio (a)                       1.99        2.17
 Efficiency ratio                        45.23       43.91
 Allowance for loan and lease
  losses to total loans and leases        1.12        1.37
 Nonperforming loans and leases to
  total loans and leases                  0.18        0.26
 Nonperforming assets to total
  assets                                  0.13        0.21
 Net charge-offs to average loans
  and leases (a)                          0.09        0.07

Other information:
-----------------------------------
 Non-accrual loans and leases       $    2,784  $    3,180
 Accruing loans and leases - 90
  days past due                              -           -
 ORE and repossessions                     391         727

(a) Ratios for interim periods annualized based on actual days

                       Bank of the Ozarks, Inc.
                 Supplemental Quarterly Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited

                                9/30/04    12/31/04  3/31/05  6/30/05
                               --------- ----------- -------- --------
Earnings Summary:
------------------------------
 Net interest income          $  15,908 $    16,075 $ 16,459 $ 16,811
 Federal tax (FTE) adjustment       625         702      767    1,095
                               --------- ----------- -------- --------
 Net interest income (FTE)       16,533      16,777   17,226   17,906
 Loan and lease loss provision   (1,040)       (500)    (500)    (500)
 Non-interest income              4,631       4,397    4,371    4,913
 Non-interest expense            (9,766)     (9,845)  (9,495) (10,008)
                               --------- ----------- -------- --------
 Pretax income (FTE)             10,358      10,829   11,602   12,311
 FTE adjustment                    (625)       (702)    (767)  (1,095)
 Provision for taxes             (3,086)     (3,116)  (3,513)  (3,503)
                               --------- ----------- -------- --------
   Net income                 $   6,647 $     7,011 $  7,322 $  7,713
                               ========= =========== ======== ========

 Earnings per share - diluted $    0.40 $      0.42 $   0.44 $   0.46

Non-interest Income:
------------------------------
 Service charges on deposit
  accounts                    $   2,520 $     2,411 $  2,204 $  2,564
 Mortgage lending income            863         629      671      712
 Trust income                       390         427      389      394
 Bank owned life insurance
  income                            258         448      449      455
 Gains (losses) on sales of
  assets                            108          13      131      335
 Investment security gains
  (losses)                           22           -        -        -
 Other                              470         469      527      453
                               --------- ----------- -------- --------
   Total non-interest income  $   4,631 $     4,397 $  4,371 $  4,913

Non-interest Expense:
------------------------------
 Salaries and employee
  benefits                    $   5,550 $     5,358 $  5,445 $  5,866
 Net occupancy expense            1,286       1,436    1,447    1,502
 Other operating expenses         2,865       2,985    2,538    2,574
 Amortization of intangibles         65          66       65       66
                               --------- ----------- -------- --------
   Total non-interest expense $   9,766 $     9,845 $  9,495 $ 10,008

Allowance for Loan and Lease
 Losses:
------------------------------
 Balance beginning of period  $  15,113 $    15,888 $ 16,133 $ 16,437
 Net charge-offs                   (265)       (255)    (196)    (192)
 Loan and lease loss provision    1,040         500      500      500
                               --------- ----------- -------- --------
   Balance at end of period   $  15,888 $    16,133 $ 16,437 $ 16,745

Selected Ratios:
------------------------------
 Net interest margin - FTE (b)     4.47%       4.34%    4.33%    4.22%
 Overhead expense ratio (b)        2.44        2.33     2.18     2.15
 Efficiency ratio                 46.14       46.50    43.96    43.86
 Nonperforming loans and
  leases/total loans and
  leases                           0.27        0.57     0.36     0.26
 Nonperforming assets/total
  assets                           0.23        0.39     0.39     0.21
 Loans and leases past due 30
  days or more, including past
  due non-accrual loans and
  leases, to total loans and
  leases                           0.46        0.76     0.49     0.45


                                9/30/05   12/31/05   3/31/06  6/30/06
                               --------- ----------  -------- --------
Earnings Summary:
------------------------------
 Net interest income          $  17,460 $   17,845  $ 17,438 $ 17,985
 Federal tax (FTE) adjustment     1,247      1,357     1,357    1,130
                               --------- ----------  -------- --------
 Net interest income (FTE)       18,707     19,202    18,795   19,115
 Loan and lease loss provision     (800)      (500)     (500)    (500)
 Non-interest income              5,164      4,804     6,164    4,954
 Non-interest expense           (10,270)   (10,306)  (11,160) (11,017)
                               --------- ----------  -------- --------
 Pretax income (FTE)             12,801     13,200    13,299   12,552
 FTE adjustment                  (1,247)    (1,357)   (1,357)  (1,130)
 Provision for taxes             (3,483)    (3,460)   (3,545)  (3,491)
                               --------- ----------  -------- --------
   Net income                 $   8,071 $    8,383  $  8,397 $  7,931
                               ========= ==========  ======== ========

 Earnings per share - diluted $    0.48 $     0.50  $   0.50 $   0.47

Non-interest Income:
------------------------------
 Service charges on deposit
  accounts                    $   2,570 $    2,537  $  2,322 $  2,587
 Mortgage lending income            888        763       603      779
 Trust income                       448        442       433      478
 Bank owned life insurance
  income                            465        446       443      455
 Gains (losses) on sales of
  assets                             33         68         2       11
 Investment security gains
  (losses)                          211          3     1,831       27
 Other                              549        545       530      617
                               --------- ----------  -------- --------
   Total non-interest income  $   5,164 $    4,804  $  6,164 $  4,954

Non-interest Expense:
------------------------------
 Salaries and employee
  benefits                    $   6,221 $    5,945  $  6,584 $  6,569
 Net occupancy expense            1,632      1,673     1,660    1,738
 Other operating expenses         2,351      2,622     2,850    2,644
 Amortization of intangibles         66         66        66       66
                               --------- ----------  -------- --------
   Total non-interest expense $  10,270 $   10,306  $ 11,160 $ 11,017

Allowance for Loan and Lease
 Losses:
------------------------------
 Balance beginning of period  $  16,745 $   16,915  $ 17,007 $ 17,175
 Net charge-offs                   (630)      (408)     (332)    (343)
 Loan and lease loss provision      800        500       500      500
                               --------- ----------  -------- --------
   Balance at end of period   $  16,915 $   17,007  $ 17,175 $ 17,332

Selected Ratios:
------------------------------
 Net interest margin - FTE (b)     4.19%      4.02%     3.84%    3.61%
 Overhead expense ratio (b)        2.10       1.97      2.08     1.90
 Efficiency ratio                 43.02      42.93     44.71    45.77
 Nonperforming loans and
  leases/total loans and
  leases                           0.18       0.25      0.24     0.18
 Nonperforming assets/total
  assets                           0.13       0.18      0.17     0.13
 Loans and leases past due 30
  days or more, including past
  due non-accrual loans and
  leases, to total loans and
  leases                           0.38       0.39      0.63     0.45

(b)  Annualized

                       Bank of the Ozarks, Inc.
     Average Consolidated Balance Sheet and Net Interest Analysis
                        (Dollars in Thousands)
                               Unaudited

                                              Quarter Ended
                                              June 30, 2006
                                   -----------------------------------
                                      Average      Income/     Yield/
                                      Balance      Expense      Rate
                                   -----------------------------------
   ASSETS
Earnings assets:
 Interest earning deposits and
  federal funds sold                 $      225      $     2     2.99%
 Investment securities:
  Taxable                               456,441        6,382     5.61
  Tax-exempt - FTE                      180,401        3,170     7.05
 Loans and leases - FTE               1,484,649       29,430     7.95
                                      ----------      -------
    Total earnings assets             2,121,716       38,984     7.37
Non-earning assets                      205,022
                                      ----------
    Total assets                     $2,326,738
                                      ==========

 LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing liabilities:
 Deposits:
  Savings and interest bearing
   transaction                       $  543,036      $ 3,579     2.64%
  Time deposits of $100,000 or more     704,744        7,813     4.45
  Other time deposits                   378,558        3,648     3.86
                                      ----------      -------
    Total interest bearing deposits   1,626,338       15,040     3.71
 Repurchase agreements with
  customers                              38,118          306     3.22
 Other borrowings                       300,946        3,664     4.88
 Subordinated debentures                 44,331          859     7.77
                                      ----------      -------
    Total interest bearing
     liabilities                      2,009,733       19,869     3.97
Non-interest bearing liabilities:
 Non-interest bearing deposits          156,608
 Other non-interest bearing
  liabilities                             9,867
                                      ----------
    Total liabilities                 2,176,208
Stockholders' equity                    150,530
                                      ----------
    Total liabilities and
     stockholders' equity            $2,326,738
                                      ==========
Interest rate spread - FTE                                       3.40%

                                                      -------
Net interest income - FTE                            $19,115
                                                      =======
Net interest margin - FTE                                        3.61%

                                             Six Months Ended
                                              June 30, 2006
                                  ------------------------------------
                                      Average      Income/     Yield/
                                      Balance      Expense      Rate
                                   -----------------------------------
   ASSETS
Earnings assets:
 Interest earning deposits and
  federal funds sold                 $      232      $     3     2.84%
 Investment securities:
  Taxable                               418,888       11,518     5.54
  Tax-exempt - FTE                      199,833        6,979     7.04
 Loans and leases - FTE               1,433,912       55,622     7.82
                                      ----------      -------
    Total earnings assets             2,052,865       74,122     7.28
Non-earning assets                      196,838
                                      ----------
    Total assets                     $2,249,703
                                      ==========

 LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing liabilities:
 Deposits:
  Savings and interest bearing
   transaction                       $  522,332      $ 6,295     2.43%
  Time deposits of $100,000 or more     678,924       14,245     4.23
  Other time deposits                   356,026        6,372     3.61
                                      ----------      -------
    Total interest bearing deposits   1,557,282       26,912     3.48
 Repurchase agreements with
  customers                              36,142          544     3.03
 Other borrowings                       300,458        7,099     4.76
 Subordinated debentures                 44,331        1,658     7.54
                                      ----------      -------
    Total interest bearing
     liabilities                      1,938,213       36,213     3.77
Non-interest bearing liabilities:
 Non-interest bearing deposits          150,924
 Other non-interest bearing
  liabilities                             9,002
                                      ----------
    Total liabilities                 2,098,139
Stockholders' equity                    151,564
                                      ----------
    Total liabilities and
     stockholders' equity            $2,249,703
                                      ==========
Interest rate spread - FTE                                      3.51%

                                                      -------
Net interest income - FTE                             $37,909
                                                      =======
Net interest margin - FTE                                       3.72%



    CONTACT: Bank of the Ozarks, Inc.
             Susan Blair, 501-978-2217